EXHIBIT 3.02

                              AMENDMENT TO THE

                         ARTICLES OF INCORPORATION

                                     OF

                              GRAFIX2GO, INC.

     Grafix2Go, Inc., a corporation organized under the laws of the State of Nevada, (the "Corporation") on March 26, 2004, hereby adopts the following Articles of Amendment to its Articles of Incorporation pursuant to the provisions of Chapter 78 of Nevada Revised Statutes (the "Statute"),

Sections 78.385 and 78.390.


                                     I.


     Subsection 4.01 of Article III(B)(1) shall be amended to read as follows:


     4.01 Conversion by Shareholders of Series A Convertible Preferred Stock

into Common Stock.  The holders of Series A Convertible Preferred Stock shall have the right to convert shares of Series A Convertible Preferred Stock into shares of Common Stock at any time they are record holders of Series A

Convertible Preferred Stock.

                                    II.

     Subsection 4.01 of Article III(B)(2) shall be amended to read as follows:


     4.01 Conversion by Shareholders of Series B Convertible Preferred Stock

into Common Stock.  The holders of Series B Convertible Preferred Stock shall have the right to convert shares of Series B Convertible Preferred Stock into shares of Common Stock at any time they are record holders of Series B

Convertible Preferred Stock.



                                    III.

     The date of the adoption of the foregoing amendment by a duly constituted quorum of the shareholders was March 26, 2004.  The number of shares outstanding in the Corporation and entitled to vote on the amendments was 800,000.  All stock in the Corporation is entitled to one vote per share for each matter coming before the meeting of the shareholders.  The number of shares that voted in favor of the amendments was 800,000.  The number of shares that voted against the above amendments was -0-.


     IN WITNESS HEREOF, this Amendment to the Articles of Incorporation have been executed on this 26th day of March, 2004.



                         By: /s/ Charles Stillman
                             -----------------------------------
                               Charles Stillman, Chief Executive Officer


STATE OF UTAH            )
                         :ss.
COUNTY OF SALT LAKE      )


     On the 26th day of March, 2004, personally appeared before me, a

Notary Public, Charles Stillman, who acknowledged that the is the Chief

Executive Officer of Grafix2Go, Inc., and that he is authorized to and did execute the above instrument.


/s/ Sara Marchant
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Notary Public                      My Commission Expires 4-3-05
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